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                                                                   Exhibit 10.25

                    [LOGO] Murdock Communications Corporation

                         PO Box 412 Marion IA 52302-0412

January 27, 2003

Mr. Wayne Wright
119 Kaylene Place
Tauranga R.D. 2
New Zealand
FAX: 800-241-7419

RE:  Conversion of Service Fees to Equity

Dear Wayne:

This letter memorializes your oral agreement to convert any unpaid compensation for your services to the Company into Company common stock at the effective time of the proposed merger with Polar Molecular Corporation.

For all services rendered on or prior to July 31, 2002, all unpaid amounts shall be converted into the number of shares of Company common stock as determined by dividing the amount due for such services by $3.03, rounding up any fractional shares to the nearest whole share. The amount which would be converted through July 31, 2002, is $28,000.00 which will convert to 9,241 shares of Company common stock.

For all services rendered after July 31, 2002, all unpaid amounts shall be converted into the number of shares of Company common stock as determined by dividing the amount due for such services by $1.00, rounding up any fractional shares to the nearest whole share. For purposes of illustration only, should the merger become effective on March 31, 2003, you would be due approximately $32,000 for post-July 31, 2002, services. This would result in a conversion of the amount due you into 32,000 shares of Company common stock.

Please acknowledge below, that you are in complete agreement with the terms of this letter, and return an executed copy to me.

Sincerely,


Nancy Davis
Staff Accountant

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                                 ACKNOWLEDGEMENT

I, Wayne Wright, Principal Interim Accounting Officer of Murdock Communications Corporation, acknowledge that I understand and agree to the terms of the attached letter.


---------------
Wayne Wright